Dated 10 Day of NOV ,2023 .

Landlord:

LU XUE FENG

-and-

Tenant:

GLOBAVEND (HK) LIMITED

TENANCY AGREEMENT

Relating to

The Property situated at

ADDRESS: FACTORY UNIT NO.1813 ON 18/F TSUEN WAN INDUSTRIAL CENTRE NOS.220-248 TEXACO ROAD TSUEN WAN NEW TERRITORIES

Term : 3 YEARS (首年為固定合約)

Commencing : 10-9-2023

Expiring : 9-9-2026

Deposit : HKD$ 52000

Rental : HKD$28000 PER MONTH

Tenancy Agreement
租賃合約

An Agreement made the 10 day of NOV , 2023 between the Landlord and the Tenant as more particularly described in the Schedule I,
此合約由業主及租客(雙方資料詳列於附表一)於貳零零 / 年 / 月 / 日訂立。

The Landlord shall let and the Tenant shall take the Premises for the Term of Tenancy and at the Rent as more particularly described in the Schedule I and both parties agree to observe and perform the terms and conditions as follows:-
業主及租客雙方以詳列於附表一的租期金分別租出及租入詳列於附表一的物業，並同意遵守及履行下列條款:-

1. The Tenant shall pay the Rent in advance on the 10 day of each and every calendar month during the Term of Tenancy. If the Tenant shall fail to pay the Rent after 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the rent and all costs, expenses and other outgoing so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.
租客須在租期內每個月份第 / 天上期繳付指定的租金，倘租客於應繳租金之日七天後仍未清付該租金，則業主有權採取適當行動追討租客所欠的租金同而由此而引起的一切費用及開支將構成租客所欠業主的債項，業主將有權向租客一併追討所欠款項全數。

2. The Tenant shall not make any alteration and / or additions to the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.
租客在沒有業主書面同意，不得對該物業作任何改動及/或加建，惟業主不得無理拒絕給予租客有關的同意書。

3. The Tenant shall not assign, transfer, sublet or part with the possession of the Premises or any part thereof to any other person. This tenancy shall be personal to the party named herein.
租客不得轉讓，轉租或分租該物業或其任何部分或將該物業或其任何部分的佔用權予任何其他人等。此租約權益將為租客個人擁有。

4. The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.
租客須遵守香港一干法律條例和規則及該物業所屬的大廈有關的公契內的條款。租客亦不可違反屬該物業地段內的官批地契上的任何制約性條款。

5. The Tenant shall during the Term of Tenancy pay and discharges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.
租客須在租約期內清繳一切有關該物業的水費、電費、煤氣費、電話費、及其他類似的雜費等。

6. The Tenant shall during the Term of Tenancy keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defect excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this tenancy.
租客須在租約期內保持物業內部的維修狀態良好(自然損耗及因固有的缺陷所產生損壞除外)並須於租約期滿或終止時將物業在同樣的維修狀態下交吉交回業主。

7. The Tenant shall pay to the Landlord the Security Deposit set out in the Schedule I for the due observance and performance of the terms and conditions therein contained and on his part to be observed and performed. Provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 30 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant to the Landlord, whichever is later. If the Tenant shall commit a breach of any of the terms and conditions herein contained, this Agreement shall absolutely determine and the Security Deposit paid under this clause shall be absolutely forfeited to the Landlord as and for liquidated damages (but not as penalty) and the rights and remedies given to the Landlord by this clause shall not prejudice any other right of action or any remedy of the Landlord in respect of such breach by the Tenant.
租客須交與業主保証金(金額如附表一所列)作為保証租客遵守及履行此租約上租客所需遵守及履行的條款的按金。若租客在租期內並無干犯此合約內任何條款，則業主須於收回交吉的物業或一切租客欠款後(以較遲者作準)三十天內無息退還該保証金與租客。但若租客違反此合約內任何條款，則此租約立被終止；且業主可沒收所有保証金。業主沒收保証金的權利將不會影響業主採取任何其他合法行動追討一切因租客違約所引致的損失的權利。

3. Rent Free Period 免租期

The Tenant shall be entitled to a rent free period from the___/___ to ___/____ (both days inclusive) provided that the Tenant shall be responsible for the charges of water, electricity, gas, telephone and other outgoings payable in respect of Premises during such rent free period.

租客可有__/__天免租期 （由___/_____ 至 ___/_____）（包括首尾兩天）但租客仍需負責繳付免租期內一切水、電、煤氣及電話費用及其他一切雜費支出。

4. Break clause 退租權

The landlord and the Tenant of this Agreement shall have the right to determine this Agreement on or after the first _11__months of the Term by giving to the other party of this Agreement _1__month's written notice of its intention to do so.(The tenant must complete above tenancy of first _11___months. Any advance termination before the fixed __12__ months should be compensated by the tenant to the total remaining sum of the rented to the Landlord.)

業主及租客有權於首/個月之租期完結時或完結後以/個月之書面通知，通知對方取消此合約。

（業主及租客在首/個月之租期內不得退租否則按照所餘租期之時間計算租金。）

Acknowledged the receipt of ( ) Main door, ( ) Iron Gate, ( ) Mail Box, ( ) Bedroom & ( ) Other Key(s) of the Premises by the Tenant

租客接收業主所交屬該物業(/) 大門, (/) 鐵閘, (/) 信箱, (/) 睡房& (/) 其他鎖匙

Acknowledged the receipt of the keys
of the premises by the Tenant
租客確認接收業主所交屬該物業的鎖匙________________________

Confirmed and Accepted all the terms and conditions Contained herein by the Landlord:
業主確認及接受這合約內所有條款的約束

Name 姓名: LU XUE FENG
I.D. NO: R489752(7)

Confirmed and Accepted all the terms and conditions contained herein by the Tenant:
租客確認及接受這合約內所有條款的約束

GLOBAVEND (HK) LIMITED

Name 姓名: GLOBAVEND (HK) LIMITED
B.R.NO : 66344488

Acknowledged the receipt of the Security Deposit of HK$_52000______ by the Landlord
業主確認收到租客所交的保証金 HK$___/_____